EXHIBIT 99.1
PubMatic Announces Fourth Quarter and Fiscal Year Ended 2021 Financial Results

Delivered record Q4 2021 revenue of $75.6 million, representing 34% growth, GAAP net income margin of 37% and adjusted EBITDA margin of 51%
Full year record revenue of $226.9 million, representing 53% growth, GAAP net income margin of 25% and adjusted EBITDA margin of 42%

NO-HEADQUARTERS/REDWOOD CITY, Calif., Feb. 28, 2022 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today reported financial results for the fourth quarter and fiscal year ended December 31, 2021.

“For the second consecutive year, we delivered an incredible combination of revenue growth and profitability. Organic revenue growth in 2021 was 53% over last year, reflecting significant market share gains in a large and rapidly growing market,” said Rajeev Goel, co-founder and CEO at PubMatic. “PubMatic delivers the digital advertising supply chain of the future where both publishers and buyers can maximize value. Our infrastructure-driven approach, combined with our usage-based software model, strengthens our competitive advantages and funds continuous innovation and investment in future growth. This flywheel underpins our strong position in the market and I couldn’t be more excited about the number and magnitude of growth opportunities in front of us.”
Fourth Quarter 2021 Financial Highlights
•Revenue in the fourth quarter of 2021 was $75.6 million, an increase of 34% over $56.2 million in the same period of 2020;
•GAAP net income1 was $28.2 million, or $0.50 per diluted share in the fourth quarter, an increase over net income of $18.8 million, or $0.34 per diluted share in the same period of 2020;
•Net dollar-based retention2 was 149% for the trailing twelve months ended December 31, 2021, an increase from 122% in the comparable trailing twelve month period a year ago;
•Adjusted EBITDA was $38.9 million, or 51% margin, compared to adjusted EBITDA of $26.9 million in the same period of 2020;
•Non-GAAP net income was $27.1 million, or $0.48 per non-GAAP diluted share in the fourth quarter, compared to non-GAAP net income of $19.7 million, or $0.36 per non-GAAP diluted share in the same period of 2020; and
•Net cash provided by operating activities was $28.5 million, an increase of 230%, compared to $8.6 million in the same period of 2020.

1 Fourth quarter 2021 and fiscal year 2021 GAAP net income includes an unrealized gain on equity investments. Net of income taxes, the impact was $4.2 million.

2 Net dollar-based retention is calculated by starting with the revenue from publishers in the trailing twelve months ended December 31, 2020 (“Prior Period Revenue”). We then calculate the revenue from these same publishers in the trailing twelve months ended December 31, 2021 (“Current Period Revenue”). Current Period Revenue includes any upsells and is net of contraction or attrition, but excludes revenue from new publishers. Our net dollar-based retention rate equals the Current Period Revenue divided by Prior Period Revenue. Net dollar-based retention rate is an important indicator of publisher satisfaction and usage of our platform, as well as potential revenue for future periods.

Fiscal Year 2021 Financial Highlights
•Revenue in the full year 2021 was $226.9 million, an increase of 53% over $148.7 million in 2020;
•GAAP net income1 was $56.6 million, or $1.00 per diluted share in 2021, an increase over net income of $26.6 million, or $0.46 per diluted share in 2020;
•Adjusted EBITDA was $96.3 million, or 42% margin, compared to adjusted EBITDA of $50.3 million, or 34% margin, in 2020;
•Non-GAAP net income was $64.7 million, or $1.14 per non-GAAP diluted share in 2021 compared to non-GAAP net income of $29.7 million, or $0.53 per non-GAAP diluted share in 2020;
•Net cash provided by operating activities in 2021 was $88.7 million, an increase of 264%, compared to $24.3 million in the full year 2020; and
•Ended 2021 with total cash, cash equivalents, and marketable securities of $159.6 million with no debt, an increase of 58% over the full year 2021.
The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.
Business Highlights
•For the full year 2021, we processed 92.2 trillion impressions, an increase of 96% over 2020. Since the first quarter of 2020, cost of revenue per million impressions processed declined by nearly 50%;
•Revenue from fast-growing advertising formats mobile and omnichannel video, which includes CTV,3 grew 41% year-over-year and represented 67% of total revenue in the fourth quarter;
•Revenue from CTV² in the fourth quarter of 2021 grew by more than six times over the fourth quarter of 2020. As of the end of 2021, we programmatically monetized CTV inventory from 167 publishers, up from 154 publishers in the third quarter of 2021;
•We are well diversified across more than 20 verticals and primarily associated with brand advertising spend. In the fourth quarter of 2021, the top 10 ad verticals in aggregate grew over 50% year over year;
•Supply path optimization represented over 25% of total activity in the fourth quarter, up from approximately 10% at the beginning of 2020;
•Drove expanded use of our platform through adoption of our robust portfolio of omnichannel addressability solutions, including first-party data, known identity and contextual targeting;
•Global headcount increased by 30% in 2021, with the majority of new hires in technology and go-to-market teams. We plan to double our engineering team over the next 12-18 months, funded by sustainable profits and cash flows; and

•Expanded our global footprint last year into South Korea and opened offices in Madrid, Paris and Shanghai.

3 References to connected TV (CTV) include over-the-top (OTT).

“2021 was an outstanding year for PubMatic. We outpaced the growth of the overall market, delivered record profits and cash flow, and significantly invested for continued long-term growth,” said Steve Pantelick, CFO at PubMatic. “Over the last two years, we doubled our revenue and scaled the business very profitably. Our business is emerging with structurally higher levels of profitability than prior to the pandemic, with an anticipated annual adjusted EBITDA margin of 35% plus for fiscal year 2022. With the strength and durability of our model, coupled with numerous growth opportunities from existing and new products, we are confident in our 25% profitable revenue growth target for 2022.”

Financial Outlook
Our guidance assumes that the global economy continues to recover and we do not have any major COVID-19-related setbacks that may cause economic conditions to deteriorate or otherwise significantly reduce advertiser demand. Accordingly, we estimate the following:
•For the first quarter of 2022, we expect revenue to be in the range of $53 million to $55 million, or 25% year over year growth at the mid-point. We expect adjusted EBITDA to be in the range of $14 million to $16 million, representing approximately a 27% to 29% margin.
•For fiscal year 2022, we expect revenue to be in the range of $282 million to $286 million, representing 25% year over year growth at the mid-point. We expect adjusted EBITDA to be in the range of $101 million to $106 million, or 36% to 37% margin.
Although we provide guidance for adjusted EBITDA, we are not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income, including stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Monday, February 28, 2022 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), including, in particular operating income, net cash provided by operating activities, and net income, we believe that adjusted EBITDA, adjusted EBITDA margin, non-GAAP net income and non-GAAP diluted EPS, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net income adjusted for stock-based compensation expense, depreciation and amortization, unrealized gains on equity investments, impairments of long-lived assets, interest income, and provision for income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net income adjusted for stock-based compensation expense, unrealized gains/losses on equity investments and the income tax impact on those adjustments. In order to calculate non-GAAP diluted EPS, we use a non-GAAP weighted-average share count. We define non-GAAP weighted-average shares, diluted, as GAAP weighted average shares used to compute net income per share attributable to common stockholders adjusted to reflect the common stock issued in connection with our initial public offering that are outstanding as of the end of the period as if they were outstanding as of the beginning of the period for comparability.
In addition to operating income and net income, we use adjusted EBITDA and non-GAAP net Income as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA and non-GAAP net income are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization, interest expense, provision for income taxes, and certain one-time items such as impairments of long-lived assets, that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired;
•Our management uses adjusted EBITDA and non-GAAP net income in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Our use of these non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us and;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Non-GAAP net income does not include: (a) unrealized gains/losses result from our equity investments; (b) the potentially dilutive impact of stock-based compensation; or (c) income tax effects for stock-based compensation and unrealized gains/losses from our equity investments.
Because of these and other limitations, you should consider adjusted EBITDA and non-GAAP net income along with other GAAP-based financial performance measures, including net income and our GAAP financial results.
Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for the first quarter of 2022 and the full year 2022. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; the ongoing COVID-19 pandemic, including the resulting global economic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including but not limited to, our annual report on Form 10-K and quarterly reports on From 10-Q, copies of are available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. All information in this press release is as of February 28, 2022. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
About PubMatic
PubMatic is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, PubMatic’s infrastructure-driven approach has allowed for the efficient processing and utilization of data in real time. By delivering scalable and flexible programmatic innovation, PubMatic improves outcomes for its customers while championing a vibrant and transparent digital advertising supply chain.
Investors:
The Blueshirt Group for PubMatic
investors@pubmatic.com
Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31,	December 31,
ASSETS	2021	2020
Current Assets
Cash and cash equivalents	$82,505	$81,188
Marketable securities	77,121	19,793
Accounts receivable - net	286,916	219,511
Prepaid expenses and other current assets	14,207	6,622
Total Current Assets	460,749	327,114
Property, equipment and software - net	50,140	30,044
Operating lease right-of-use assets	21,613	—
Goodwill	6,250	6,250
Deferred income tax asset	515	762
Other assets, non-current	10,948	7,076
TOTAL ASSETS	$550,215	$371,246
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$244,321	$176,731
Accrued expenses and other current liabilities	18,780	14,844
Operating lease liabilities, current	3,864	—
Total Current Liabilities	266,965	191,575
Operating lease liabilities, non-current	17,842	—
Deferred tax liability	6,067	1,561
Other liabilities, non-current	2,161	2,683
TOTAL LIABILITIES	293,035	195,819
Stockholders' Equity:
Common stock	6	6
Treasury stock	(11,486)	(11,434)
Additional paid-in capital	169,401	144,163
Accumulated other comprehensive income	(36)	1
Retained earnings	99,295	42,691
Total Stockholders' Equity	257,180	175,427
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$550,215	$371,246

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$75,556	$56,242	$226,908	$148,748
Cost of revenue(1)	16,905	11,450	58,313	41,186
Gross profit	58,651	44,792	168,595	107,562
Operating expenses:(1)
Technology and development	4,147	2,970	15,885	12,250
Sales and marketing	16,369	13,155	58,160	43,297
General and administrative	10,168	6,461	35,761	20,260
Total operating expenses	30,684	22,586	109,806	75,807
Operating income	27,967	22,206	58,789	31,755
Total other income (expense), net	5,776	(518)	6,014	(175)
Income before provision for income taxes	33,743	21,688	64,803	31,580
Provision for income taxes	5,504	2,863	8,199	4,967
Net income	$28,239	$18,825	$56,604	$26,613

Net income per share attributable to common stockholders:
Basic	$0.55	$0.39	$1.13	$0.51

Diluted	$0.50	$0.34	$1.00	$0.46
Weighted-average shares used to compute net income per
share attributable to common stockholders:
Basic	51,460,452	19,980,116	50,184,455	12,642,293

Diluted	56,772,672	27,187,532	56,628,574	17,125,882

(1)Stock based compensation expense includes the following:

STOCK BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cost of revenue	$220	$56	$825	$86
Technology and development	586	222	2,232	599
Sales and marketing	1,337	380	5,176	1,101
General and administrative	1,456	466	5,874	1,777
Total stock-based compensation	$3,599	$1,124	$14,107	$3,563

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	December 31,
	2021	2020
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$56,604	$26,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,073	15,743
Unrealized gain on equity investment	(5,433)	—
Stock-based compensation	14,107	3,563
Provision for doubtful accounts	—	319
Deferred income taxes	4,753	2,933
Accretion of discount on marketable securities	(45)	(145)
Non-cash lease expense	2,042	—
Other	45	189
Changes in operating assets and liabilities:
Accounts receivable	(67,405)	(102,175)
Prepaid expenses and other assets	(7,681)	(2,801)
Accounts payable	68,301	77,357
Accrued expenses	3,530	3,452
Operating lease liabilities	(2,283)	—
Other liabilities, non-current	(927)	(718)
Net cash provided by operating activities	88,681	24,330
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of and deposits on property and equipment	(30,432)	(24,177)
Capitalized software development costs	(8,929)	(7,226)
Purchases of marketable securities	(90,562)	(36,704)
Proceeds from sales of marketable securities	—	2,295
Proceeds from maturities of marketable securities	33,200	35,950
Purchase of equity securities	—	(15)
Net cash used in investing activities	(96,723)	(29,877)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering, net of underwriting discounts and commissions and other offering costs	(806)	45,811
Proceeds from repayments of stockholders’ notes receivable	—	4,268
Proceeds from issuance of common stock for employee stock purchase plan	4,804	—
Proceeds from exercise of stock options	5,423	2,409
Principal payments on finance lease obligations	(10)	—
Payments to acquire treasury stock	(52)	(3)
Net cash provided by financing activities	9,359	52,485
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,317	46,938
CASH AND CASH EQUIVALENTS - Beginning of year	81,188	34,250
CASH AND CASH EQUIVALENTS - End of year	$82,505	$81,188

NON-GAAP FINANCIAL METRICS
(In thousands, except per share amounts)
(unaudited)

The following tables show the Company’s non-GAAP financial metrics reconciled to the comparable GAAP financial metrics included in this release.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$28,239	$18,825	$56,604	$26,613
Add back (deduct):
Stock-based compensation	3,599	1,124	14,107	3,563
Depreciation and amortization	7,081	4,169	23,073	15,743
Unrealized gain on equity investments	(5,433)	—	(5,433)	—
Interest income	(92)	(62)	(300)	(537)
Provision for income taxes	5,504	2,863	8,199	4,967
Adjusted EBITDA	$38,898	$26,919	$96,250	$50,349

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$28,239	$18,825	$56,604	$26,613
Add back (deduct):
Unrealized gain on equity investments	(5,433)	—	(5,433)	—
Stock-based compensation	3,599	1,124	14,107	3,563
Adjustment for income taxes	669	(200)	(603)	(493)
Non-GAAP Net Income	$27,074	$19,749	$64,675	$29,683

GAAP diluted EPS	$0.50	$0.34	$1.00	$0.46
Non-GAAP diluted EPS	$0.48	$0.36	$1.14	$0.53

Weighted average shares outstanding—diluted	56,772,672	27,187,532	56,628,574	17,125,882